Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of FMSA Holdings, Inc. (the “Company”) of our report dated July 11, 2014, except for the stock split described in Note 23, as to which the date is September 22, 2014, relating to the consolidated financial statements of FML Holdings, Inc. and subsidiaries, which appears in the Company’s prospectus filed pursuant to Rule 424(b) in connection with the Company’s Registration Statement on Form S-1 (No. 333-198322).

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

October 6, 2014